Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Veradigm Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 16, 2024

KENT LAKE PARTNERS LP
By: Kent Lake GP LLC, its General Partner
By:	/s/ Benjamin Natter
	Name:	Benjamin Natter
	Title:	Managing Member

KENT LAKE CAPITAL LLC
By:	/s/ Benjamin Natter
	Name:	Benjamin Natter
	Title:	Managing Member

/s/ Benjamin Natter
BENJAMIN NATTER